                                                                     EXHIBIT 2.2

                               EXCHANGE AGREEMENT

                  Exchange Agreement, dated as of April 17, 2000 (the "Agreement"), by and among American Medical Systems Holdings, Inc., a corporation organized under the laws of the State of Delaware (the "AMSH") and American Medical Systems, Inc., a corporation organized under the laws of the State of Delaware ("AMS").

                              W I T N E S S E T H:

                  WHEREAS, under an exchange agreement of even date herewith among AMS, AMSH and the stockholders of AMS, AMSH acquired all the outstanding stock in AMS, so becoming the sole stockholder in AMS.

                  WHEREAS, AMS desires to acquire from AMSH all the outstanding shares of Series A Non-Voting Preferred Stock, par value $0.01 per share, shares of Series B Convertible Voting Preferred Stock, par value $0.01 per share, shares of Series C Convertible Non-Voting Preferred Stock, $0.01 par value per share, shares of Series D Convertible Voting Preferred Stock, $0.01 par value per share and shares of Series E Convertible Non-Voting Preferred Stock, $0.01 par value per share, all of AMS ("AMS Stock"), in exchange for the issue to AMSH of 100 shares of Common Stock, par value $0.01 per share, in AMS (the "New Stock"), following which AMSH will resolve that AMS should cancel the AMS Stock;

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                 I. Exchange of the AMS Stock for the New Stock

                  1.1. Exchange. Upon the terms and subject to the conditions of this Agreement, AMSH hereby subscribes for and agrees to acquire, and AMS hereby accepts such subscription and agrees to issue to AMSH, the New Stock. In consideration of the issuance of the New Stock, AMSH hereby assigns and transfers to, and contributes to the capital of, AMS, and AMS hereby accepts, in full consideration for the New Stock, the AMS Stock.

                                II. Miscellaneous

                  2.1. Binding Agreement. This Agreement shall bind and inure to the benefit of the respective parties hereto, their successors and assigns.

                  2.2. Headings. The headings and descriptive titles contained in this Agreement are for convenience of reference only and do not modify, limit or in any way define the interpretation or construction of the provisions of this Agreement.

                  2.3. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements or understandings relating to the subject matter hereof.

                  2.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without reference to any principles of conflicts of laws.

                  2.5. Amendments. This Agreement may not be altered or amended except by a writing duly executed by any party against whom such alteration or amendment is sought to be enforced.

                  2.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  2.7. Severability. Should any one or more of the provisions of this Agreement be determined to be illegal, invalid or unenforceable, all of the other provisions of this Agreement shall be given effect separately from such provision or provisions and shall not be affected by any such determination.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                         AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.


                                         By: /s/ Douglas W. Kohrs
                                             -----------------------------------
                                         Name: Douglas W. Kohrs
                                         Title:  President


                                         AMERICAN MEDICAL SYSTEMS, INC.


                                         By: /s/ Douglas W. Kohrs
                                             -----------------------------------
                                         Name:  Douglas W. Kohrs
                                         Title: President and CEO